Exhibit 99.1

Date: September 16, 2010

Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

BPU APPROVES CONTINUATION OF NJNG’S SAVEGREEN PROJECT
AND NEW ENERGY-EFFICIENCY PROGRAMS

WALL, N.J. – New Jersey Natural Gas (NJNG) today received approval from the Board of Public Utilities (BPU) to extend The SAVEGREEN™ Project through December 31, 2011 and implement several new energy-efficiency programs. These programs are designed to help customers save energy and money, reduce greenhouse gas emissions and create local jobs.

Since its inception, SAVEGREEN has conducted over 3,700 audits and provided customers with 3,600 rebates and incentive payments, totaling more than $3.2 million. In addition, 22 direct jobs were created as a result of this program, and the number of contractors participating has more than tripled, increasing from 144 in January 2010 to 545 as of September.

“Our SAVEGREEN Project has been extremely successful in helping customers save energy through upgrades to high-efficiency heating equipment and participation in home energy audits,” said Laurence M. Downes, chairman and CEO of NJNG. “This approval demonstrates New Jersey’s continuing commitment to strengthening the economy, improving our environment and enhancing the quality of life for its citizens today, and for future generations. And that is good news for our state and our customers.”

SAVEGREEN, originally launched by NJNG in September 2009, will now be extended for an additional 12 months. The program will continue to provide information and incentives to help customers save energy and upgrade heating equipment, including an enhanced rebate of $900 for qualified high-efficiency heating equipment and a home energy audit that is free after installation of a qualified furnace or boiler. When combined with the $300 WARMAdvantage offered by New Jersey’s Clean Energy Program (NJCEP), the total rebate will be $1,200. Additionally, the home energy audit required for NJNG’s enhanced rebate can identify additional energy-saving opportunities. While there is no obligation to make further improvements, additional incentives, such as up to $1,000 of free air sealing work, are available for those who do.

The BPU also approved a no interest On-Bill Repayment Plan that will be available for NJNG customers taking advantage of NJCEP’s Home Performance with Energy Star (HPES) Program, which provides comprehensive energy solutions for energy efficient investments that can help the homeowners save up to 30 percent on energy costs and increase the comfort, safety, and durability of their home. Through On-Bill Repayment Plan, customers can repay NJNG up to $10,000 over a ten-year period for energy-related equipment purchases and home improvements stemming from HPES audit recommendations. The repayment will be made through their monthly NJNG bill.

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BPU APPROVES EXTENSON OF NJNG’S SAVEGREEN PROJECT
AND NEW ENERGY-EFFICIENCY PROGRAMS

Additionally, NJNG will implement an incremental incentive program for Combined Heat and Power (CHP) projects. Commercial customers with a peak demand over 200 kilowatts (kW) in any one month over the previous 12 months will be eligible to participate. Currently, NJCEP is providing funding up to $1 million in support of CHP projects that identify energy-efficiency measures resulting in a reduction of energy consumption by 15 percent or more. Through this program, NJNG will also provide up to $1 million for commercial customers who may have previously implemented energy-efficiency upgrades to participate in an Energy Reduction Plan and assess additional opportunities for increased efficiency.

Also approved was NJNG’s Fostering Environmental and Economic Development (FEED) program. FEED is designed for commercial and industrial customers and will provide access to investment capital, incentives and/or discounted rates to encourage the installation of energy-efficient equipment, as well as business growth, expansion and retention in the state. Upfront funding will be provided by NJNG with the principal and interest repaid on a customer-specific basis. No associated costs of this program will be recovered through NJNG’s rates.

In total, these programs, which were developed collaboratively with the state’s regulators, will provide an infusion of capital that will help support job growth at the local contractor level and help reduce carbon dioxide emissions.

The costs associated with these programs will be recovered through NJNG’s existing Energy-Efficiency Rider over an extended time frame. Assuming full participation, the anticipated impact for the typical residential heat customer using 1,000 therms annually will be approximately 0.4 percent, or $5.92 a year. Customers will see no change in their bill related to this program before October 2011.

In consideration of the ongoing review and transition of the NJCEP, it was agreed to reserve NJNG’s previously filed Access and Solar Energy Programs and other provisions until a future date.

In separate proceedings, NJNG received BPU approval of price changes related to natural gas commodity costs, the Company’s Conservation Incentive Program, and recovery of costs associated with capital investment that expand and enhance its delivery system while stimulating the economy and promoting job growth. The changes are effective immediately and result in an overall decrease of 2.2 percent for the average residential heating customer. As a result of the price decrease, the typical customer using 100 therms a month would see their bill go from $138.75 to $135.65, a savings of $3.10. A customer using 1,000 therms annually would see a savings of $31.

BPU APPROVES EXTENSON OF NJNG’S SAVEGREEN PROJECT
AND NEW ENERGY-EFFICIENCY PROGRAMS

New Jersey Natural Gas is the principal subsidiary of New Jersey Resources, a Fortune 1000 company, that provides reliable energy and natural gas services including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With over $2.5 billion in annual revenues, NJR safely and reliably operates and maintains 6,700 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of more than 777,000 dth/d of transportation capacity and 52 Bcf of storage capacity; and provides appliance installation, repair and contract service to approximately 150,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njng.com.

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